Exhibit 5.1

March 17, 2011

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, California 92130

Re:	Registration Statement on Form S-3 (File No. 333-149807)

Ladies and Gentlemen:

We have acted as counsel for Marshall Edwards, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of up to (i) $1,001,700 of the Company’s common stock, $0.00000002 par value (the “Common Shares”) and (ii) $742,000 of the Company’s Series B preferred stock, $0.01 par value (the “Series B Preferred Stock”) pursuant to that certain Stock Purchase Agreement, dated March 17, 2011 (the “Purchase Agreement”), between the Company and Ironridge Global Biopharma, a division of Ironridge Global IV, Ltd., a British Virgin Islands business company (“Ironridge”), under the Company’s Registration Statement on Form S-3 (File No. 333-149807) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion letter, we have examined the Purchase Agreement, including the form of certificate of designation of preferences, rights and limitations of the Series B Preferred Shares, the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion as follows:

1.	When the Certificate of Designations of the Series B Preferred Shares is duly executed on behalf of the Company in the form contemplated by the Purchase Agreement and filed with the Secretary of State of the State of Delaware and the Series B Preferred Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Purchase Agreement, the Series B Preferred Shares will be validly issued, fully paid and non-assessable.

2.	The Common Shares have been duly authorized by the Company and, when issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Purchase Agreement, will be validly issued, fully paid and nonassessable.

Marshall Edwards, Inc.

March 17, 2011

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the document that forms a part of such Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP